Exhibit 23.1
                       Consent of Arthur Andersen LLP



                  CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



To Regal-Beloit Corporation:

As independent public accountants, we hereby consent to the incorporation of our reports, included and incorporated by reference, in this S-8 Registration for the Regal-Beloit Corporation Savings and Protection Plan.



ARTHUR ANDERSEN LLP


Milwaukee, Wisconsin
March 27, 1998
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